Exhibit 10.2

NASDAQ: APM

13 March 2019

Dr. Lee Wai Yip (Thomas)

Present

Dear Thomas,

Re: New Appointment as Head of Research & Development

We refer to the employment contract entered into between the Company and you dated 25 September 2017 and hereby inform you in writing, effective 1 April 2019, you will be appointed as Head of Research & Development of Aptorum Group Limited (“the Group”) whereas all other current employment terms and conditions remain unchanged.

Thank you for your utmost efforts and contributions to the Group throughout the past year and wish you success in your new assignment.

Kindly signify your understanding and acceptance of the new appointment by signing and returning the duplicate of this letter to the Company.

Yours truly,

APTUS MANAGEMENT LIMITED

(A member of Aptorum Group)

Huen Chung Yuen Ian

Director

I understand and accept the aforesaid new appointment and hereby acknowledge receipt of the copy of this letter.

Lee Wai Yip (Thomas)

HKID

Date: